Exhibit 10.6

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 23rd day of July, 2018 (the “Effective Date”) by and between KENSINGTON PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and RESOURCE APARTMENT OP III, LP, a Delaware limited partnership (“Purchaser”).
In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.
PURCHASE AND SALE
1.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the Seller’s assignable and transferable right, title and interest in and to the following described property (herein collectively called the “Property”):
(a)    Land. That certain tract of land (the “Land”) located in the City of Riverview, Hillsborough County, Florida, being more particularly described on Exhibit A attached hereto and made a part hereof.
(b)    Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).
(c)    Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of way.
(d)    Improvements. All improvements, fixtures and related amenities known as the “Park at Kensington” (the “Improvements”) in and on the Land, and located in Riverview, Hillsborough County, Florida.
(e)    Leases. All leases (collectively, the “Leases,” and individually a “Lease”) of space in the Property, concession leases, and all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement).
(f)    Tangible Personal Property. The tangible personal property identified on Schedule 1.1(f) attached hereto (the “Tangible Personal Property”).

PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

(g)    Contracts. To the extent assignable without the consent of third parties or Purchaser has not elected to terminate under Section 9.1(b), the contracts identified on Schedule 1.1(g) attached hereto (the “Contracts”).
(h)    Intangible Property. To the extent assignable without the consent of third parties, all intangible property (the “Intangible Property”), if any, owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, transferable utility contracts, transferable telephone exchange numbers and facsimile numbers, plans and specifications, engineering plans and studies, floor plans and landscape plans, to the extent any of same are in Seller’s reasonable possession or control, as well as the use of the name “Kensington” and any other trade names, trademarks, logos and symbols associated with or used in connection with the Land, the Improvements, or the Tangible Personal Property (but in any case and at all times excluding the use of “Park at” prior to Kensington or any other name), all web addresses, domain names and URLs as well as all social media accounts and logo, photo, video and e-brochure files with respect to the Land, the Improvements, or the Tangible Personal Property (but in any case and at all times excluding any such items owned by or under the name of the property manager) and any guaranties, warranties or miscellaneous transferable rights related to the Land, the Improvements, or the Tangible Personal Property.
1.2    Independent Consideration. Upon execution of this Agreement, Purchaser has delivered to Seller, and Seller acknowledges receipt of, TEN AND NO/100 DOLLARS ($10.00) (the “Independent Consideration”), as consideration for Purchaser’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable and shall be retained by Seller notwithstanding any other provision of this Agreement.
2.
PURCHASE PRICE
2.1    Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be TWENTY-EIGHT MILLION EIGHT HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($28,850,000.00), plus or minus applicable prorations, and shall be paid in cash by Purchaser to Seller at the Closing (as defined in Section 6.1 of this Agreement) by wire transfer in accordance with wire transfer instructions to be provided by Seller.
3.
EARNEST MONEY
3.1    Earnest Money. Purchaser shall deliver to Chicago National Title Insurance Company (the “Escrow Agent”) within three (3) Business Days after the Effective Date, by wire transfer in accordance with wire transfer instructions provided by the Escrow Agent, the amount of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) (the “Initial Earnest Money”), which amount is to be deposited into and held by the Escrow Agent in a separate escrow account. Seller shall have the option of terminating this Agreement if the full amount of Initial Earnest Money is

PURCHASE AND SALE AGREEMENT        Page 2
The Park at Kensington

not delivered to the Escrow Agent as prescribed in this Section 3.1. Notwithstanding anything herein or elsewhere to the contrary, the Purchaser hereby expressly acknowledges, confirms and agrees that EIGHT HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($850,000.00) of the Initial Earnest Money (the “Non-Refundable Deposit”) shall at all times be deemed non-refundable to Purchaser, except in the event this Agreement is terminated by Purchaser pursuant to Sections 4.1.1(a), 4.1.2(a), 4.1.2(c), 6.6(e)(ii), 7.1, 7.2 or 8.1 (each, a “Full Refund Section” and collectively, the “Full Refund Sections”). For purposes hereof, the term “Earnest Money” may also be used to refer to the Initial Earnest Money in full, including the Non-Refundable Deposit portion thereof and all interest accrued thereon, if any. Purchaser agrees to promptly deliver or cause the Escrow Agent to deliver written acknowledgment by the Escrow Agent when the Initial Earnest Money has been received by and is being held by the Escrow Agent pursuant to the terms of this Agreement. If the sale of the Property is consummated under this Agreement, the Earnest Money deposited with the Escrow Agent shall be paid to Seller and applied to the payment of the Purchase Price at Closing. If Purchaser terminates this Agreement pursuant to one of the Full Refund Sections, the full amount of the Earnest Money held by the Escrow Agent shall be refunded and released to Purchaser. Otherwise, in the event Purchaser terminates this Agreement (excluding any termination pursuant to a Full Refund Section), then the Non-Refundable Deposit portion of the Earnest Money held by the Escrow Agent shall be disbursed and paid to Seller, the remaining balance of the Earnest Money shall be refunded and release to Purchaser, and no party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”). Purchaser agrees to deliver to Seller upon Seller’s written request copies of all Final Reports (as defined in Section 4.2 of this Agreement) in the event this Agreement is terminated pursuant to any termination right other than pursuant to Sections 6.6(e)(ii) or 8.1. The obligations to deliver the Final Reports shall survive the termination of this Agreement.
3.2    Escrow Provisions. The Escrow Agent joins in the execution of this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Section 3.2. The duties of the Escrow Agent shall be as follows:
(a)    During the term of this Agreement, the Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and provisions of this Agreement.
(b)    If Seller or Purchaser becomes entitled to receive the Earnest Money under the terms of this Agreement, then Escrow Agent shall disburse the Earnest Money to the party so entitled five (5) days after Escrow Agent’s receipt of written demand from such party specifying the provisions pursuant to which it is entitled to receive the Earnest Money. A copy of such demand must be provided to the other party contemporaneously with its being provided to the Escrow Agent. If the other party has a good faith objection to the disbursement of the Earnest Money in accordance with such demand, it must provide to Escrow Agent and the party claiming the entitlement to the Earnest Money, contemporaneously, a written objection to such disbursement, which objection must include a statement setting forth the specific basis of such party’s objection, within such five (5) day period. If the Escrow Agent receives such a written objection within the five (5) day

PURCHASE AND SALE AGREEMENT        Page 3
The Park at Kensington

period, then clause (c) below shall apply. If it does not, it shall immediately upon the expiration of such five (5) day period disburse the funds in accordance with such demand.
(c)    The Escrow Agent shall pay the Earnest Money in accordance with the joint written instructions of the Seller and the Purchaser in any of the following events: (1) if this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or (2) if the Escrow Agent shall be unable to determine at any time to whom the Earnest Money should be paid, or (3) if a dispute shall develop between Seller and Purchaser concerning to whom the Earnest Money should be paid. In the event that the joint written instructions shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent has served a written request for instructions upon Seller and Purchaser, then the Escrow Agent shall have the option to transfer the Earnest Money to any court of competent jurisdiction and interplead Seller and Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement. Prior to any such transfer, in any case under (2) or (3) above, Escrow Agent shall always disburse the Earnest Money in accordance with a final order of a court of competent jurisdiction (not subject to further appeal).
(d)    If costs or expenses are incurred by the Escrow Agent in its capacity as Escrow Agent because of litigation or a dispute between the Seller and Purchaser arising out of the holding of the Earnest Money in escrow, the non-prevailing party in such dispute shall pay the Escrow Agent all of such reasonable costs and expenses. If there is no prevailing party, then the Seller and Purchaser shall each pay one half of such reasonable costs and expenses. Except for such reasonable costs or expenses, no fee or charge shall be due or payable to the Escrow Agent for its services as Escrow Agent.
(e)    By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon the Seller and the Purchaser hereunder.
(f)    Purchaser and Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for gross negligence or willful misconduct; that the Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.
(g)    The Earnest Money may be processed for collection in the normal course of business by Escrow Agent, which may commingle funds received by it with escrow or trust funds of others, but independently accounted under a separate subaccount thereof, at a federally insured bank of Escrow Agent's choosing (the "Depository"). Escrow Agent shall not be accountable for any incidental benefit which may be attributable to the funds so deposited. Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of the Depository.

PURCHASE AND SALE AGREEMENT        Page 4
The Park at Kensington

(h)    Escrow Agent shall not be liable for loss or damage resulting from:
(i)    any good faith act or forbearance of Escrow Agent;
(ii)    any default, error, action or omission of any party, other than Escrow Agent;
(iii)    any defect in the title to any property;
(iv)    the expiration of any time limit or other delay which is not caused by the failure of Escrow Agent to proceed in its ordinary course of business, and in no event where such time limit is not disclosed in writing to the Escrow Agent;
(v)    the lack of authenticity of any writing delivered to Escrow Agent or of any signature thereto, or the lack of authority of the signatory to sign such writing;
(vi)    Escrow Agent's compliance with all attachments, writs, orders, judgments, or other legal process issued out of any court;
(vii)    Escrow Agent's assertion or failure to assert any cause of action or defense in any judicial or administrative proceedings; or
(viii)    any loss or damage which arises after the Earnest Money has been disbursed in accordance with the terms of this Agreement.
(i)    Escrow Agent shall be fully indemnified by the parties hereto, except in the case of Escrow Agent’s gross negligence or willful misconduct, for all of its expenses, costs, and reasonable attorney's fees incurred in connection with any interpleader action which Escrow Agent may file to resolve any dispute as to the Earnest Money, or which may be filed against the Escrow Agent.
(j)    If Escrow Agent is made a party to any judicial, non-judicial or administrative action, hearing or process based on acts of any of the other parties hereto and not on the malfeasance and/or negligence of Escrow Agent in performing its duties hereunder, the expenses, costs and reasonable attorney's fees incurred by Escrow Agent in responding to such action, hearing or process may be deducted from the funds held hereunder and the party/parties whose alleged acts are a basis for such proceedings shall indemnify, save and hold Escrow Agent harmless from said expenses, costs and fees so incurred.
4.
CONDITIONS TO CLOSING
4.1    Seller’s Obligations. Seller shall deliver to Purchaser the following:
(a)    Title Commitment. Within three (3) Business Days after the Effective Date (as defined in Section 10.13 of this Agreement) hereof, a title commitment for an owner’s policy of title insurance (the “Title Commitment”) with respect to the

PURCHASE AND SALE AGREEMENT        Page 5
The Park at Kensington

Property, issued by the Marin, Eljaiek, Lopez & Martinez, P.L. (the "Title Agent"), as agent for Chicago National Title Insurance Company (the "Title Company"), and legible copies of any restrictive covenants, easements, and other items listed as title exceptions therein.
(b)    Survey. Within three (3) Business Days after the Effective Date hereof, Seller’s existing survey of the Property, if any. Purchaser, at Purchaser’s sole cost and expense, may update the Seller’s existing survey and have it re-certified to include Purchaser, and Purchaser’s lender, if any, or obtain a new survey for the Property (in either case, hereinafter referred to as the “Survey”) on or before the expiration of the Approval Period and deliver a copy of such updated Survey to Seller and Title Agent on or before the expiration of the Approval Period (in the event Purchaser chooses not to update or obtain a new survey prior to the Approval Period, the “Survey” shall mean and refer to Seller’s existing survey delivered to Purchaser in accordance herewith).
(c)    Due Diligence Documents. Within three (3) Business Days after the Effective Date hereof, each of the due diligence documents listed on Schedule 4.1 attached hereto (the “Due Diligence Documents”). As a condition to making the Due Diligence Documents available to Purchaser, Purchaser acknowledges and agrees that (i) the Due Diligence Documents are being provided solely as an accommodation and only for informational purposes, (ii) Purchaser shall have no right to, and will not, rely on any of the Due Diligence Documents or the contents thereof, but will rely on its own investigation and analysis of the Property, (iii) no privity exists between Purchaser and the preparers/authors of the Due Diligence Documents and the Due Diligence Documents and all rights and claims thereunder are, and at all times shall be and remain, the sole property of Seller, and (iv) except as otherwise set forth herein, neither Seller nor any of its representatives or advisors (including the entities that prepared the Due Diligence Documents) have made or are making any representation or warranty, express or implied, as to the accuracy or completeness of the Due Diligence Documents and shall not be liable to Purchaser (or any of Purchaser’s partners, representatives, advisors, successor or assigns) for any loss or damage resulting from Purchaser’s use of, or reliance on, the Due Diligence Documents. Purchaser waives, on behalf of itself and its successors and assigns, any and all claims against Seller and/or the parties preparing/issuing the Due Diligence Documents which may arise out of or in connection with the Due Diligence Documents, except as expressly permitted herein, and Purchaser (i) shall not (unless otherwise required by law) provide a copy of the Due Diligence Documents to any other party except its officers, employees, attorneys, investors or potential investors, mortgage brokers, potential lenders, persons retained to inspect and evaluate the Property by Purchaser, and its legal and financial advisors without the prior written consent of Seller, and (ii) will redeliver the Due Diligence Documents and all copies thereof to Seller upon any termination of this Agreement.
Notwithstanding the foregoing or anything herein to the contrary, Seller’s failure to deliver to Purchaser items (a) through (c) above within the timeframe set forth herein for providing same shall not result in the extension of the Approval Period.

PURCHASE AND SALE AGREEMENT        Page 6
The Park at Kensington

4.1.1    Purchaser’s Approval Period. Purchaser shall have from the Effective Date until 5:00 p.m. Eastern Time on August 13, 2018 (the “Approval Period”) to conduct Purchaser’s Investigations (as hereinafter defined), to determine the suitability of the Property for Purchaser’s intended uses, and to review and examine the Title Commitment, Survey and all other Due Diligence Documents delivered to or obtained by Purchaser.
(a)    In the event any of Purchaser’s Investigations reveal any of the Limited Contingencies, then Purchaser may give written notice thereof to Seller on or before the expiration of the Approval Period, together with the written report or other verifiable written evidence confirming the occurrence or finding of one or more of the Limited Contingencies that provide the basis for Purchaser’s termination of this Agreement, whereupon this Agreement shall then terminate, the Escrow Agent shall refund and release the Earnest Money in full to Purchaser, and neither party shall have any further obligation hereunder except for the Surviving Obligations. As used herein, the term “Limited Contingencies” shall refer to the following limited conditions or findings:

(i)
The issuance, for the benefit of Purchaser, of a Phase I environmental assessment report for the Property that finds the presence of an Environmental Issue (as hereinafter defined). As used herein, the term “Environmental Issue” shall mean and refer to (1) any recognized environmental condition on or within the Property (excluding asbestos and mold at low toxicity levels), (2) the reasonable possibility of the presence of hazardous substances on the Property of or at a significant or material level, (3) the reasonable possibility of the presence of underground storage tanks within the Property, or (4) the Phase I environmental assessment report obtained by Purchaser recommends a Phase II be done at the Property, and Seller does not permit the performance of such Phase II at the Property; or

(ii)	Any Title Defect (as hereinafter defined) found on the Title Commitment or Survey that Seller is unwilling or unable to cure.
(b)    In the event Purchaser’s Investigations do not reveal any of the foregoing Limited Contingencies, but Purchaser nonetheless is not satisfied, in its sole discretion, with the results of Purchaser’s Investigations or otherwise does not wish to proceed with the purchase of the Property pursuant hereto for any reason or no reason, then Purchaser may give written notice thereof to Seller on or before the expiration of the Approval Period, whereupon this Agreement shall terminate, and upon such termination, the Non-Refundable Deposit shall be released and paid to Seller, the balance of the Earnest Money shall be refunded and released to Purchaser, and neither party shall have any further obligation hereunder except for the Surviving Obligations. If Purchaser fails to give written notice to Seller on or before the expiration of the Approval Period, Purchaser shall be deemed

PURCHASE AND SALE AGREEMENT        Page 7
The Park at Kensington

to be satisfied with Purchaser’s Investigations, the suitability of the Property for Purchaser’s intended uses, and Purchaser’s review and examination of the Title Commitment, Survey and all other Due Diligence Documents delivered to or obtained by Purchaser.
Time shall be of essence for the Purchaser’s deliver of any termination notice pursuant to this Section 4.1.1.
4.1.2    Title Commitment and Survey.
(a)    In the event (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter materially affecting the use or value of the Property that is reasonably unacceptable to Purchaser, or (ii) any encumbrances, defects or other exceptions appear in the Title Commitment other than the standard printed exceptions set forth in the standard ALTA form of commitment for title insurance that is reasonably unacceptable to Purchaser (each a “Title Defect”), Purchaser shall on or before the expiration of the Approval Period (the “Objection Period Expiration”) notify Seller in writing of such Title Defect and the reasons therefor (“Purchaser’s Objections”). Any item(s) reflected on Schedule B of the Title Commitment or otherwise reflected on the Survey that are then not raised as part of Purchaser’s Objections prior to the Objection Period Expiration shall be deemed expressly accepted by Purchaser, and the form and substance by which said items are reflected in the Title Commitment and/or Survey, as applicable, shall further be deemed approved and acceptable to Purchaser. Upon Seller’s receipt of Purchaser’s Objections, Seller shall have a period of three (3) Business Days from the receipt thereof to determine and notify Purchaser in writing of whether or not Seller is electing to eliminate or cure the item(s) raised under Purchaser’s Objections, failing which Seller shall be deemed to have elected not to cure any of Purchaser’s Objections. Notwithstanding anything to the contrary contained herein, Seller shall have no obligations to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate, cure or modify any of the Purchaser’s Objections, provided however, Seller shall satisfy at or prior to Closing all mortgage liens, mechanics’ and materialmens’ liens and all other liens against the Property of a liquidated amount, including any interest, penalties and fees associated therewith (each a “Monetary Lien”). Seller shall be deemed to have cured a Monetary Lien if same has been removed from title through the posting of a bond or the issuance of an endorsement by the Title Company insuring over said item. In the event Seller is unable or unwilling to eliminate, cure or modify all of Purchaser’s Objections to the reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller within two (2) Business Days after Seller notifies Purchaser of its election (or Seller being deemed to have elected) to not cure one or more of Purchaser’s Objections; in which event, the Earnest Money in full shall be refunded and released to Purchaser, and neither party shall have any obligations hereunder other than the Surviving Obligations. Notwithstanding anything contained in this Section 4.1.2 to the contrary, in the event Purchaser does not receive all items to be delivered to Purchaser under Section 4.1(a), (b) and (c) in the time frame set forth therein, Purchaser’s rights shall be to terminate this Agreement as set forth in Section 4.1, and such rights shall not be modified or extended by the terms of this Section 4.1.2.

PURCHASE AND SALE AGREEMENT        Page 8
The Park at Kensington

Upon such termination, the full amount of the Earnest Money held by the Escrow Agent shall be refunded and released to Purchaser.
(b)    The term “Permitted Encumbrances” as used herein includes: (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Commitment to which Purchaser fails to timely object pursuant to Section 4.1.2(a) of this Agreement; (ii) any Purchaser’s Objection that remains uncured, for whatever reason, at Closing hereunder; (iii) any New Exceptions that Purchaser is deemed to have approved pursuant to Section 4.1.2(c) below; and (iv) the rights and interests of parties claiming a right to possession under the Leases (other than Seller or its members or members’ principals).
(c)    Notwithstanding anything to the contrary contained herein, if after the Approval Period any update to the Title Commitment or the Survey discloses any additional item that materially adversely affects title to the Property which did not exist of record as of the effective date of the Title Commitment, in the case of any such matter disclosed on an update to the Title Commitment, or, if an updated Survey was obtained by Purchaser prior to the expiration of the Approval Period, as of the date of such updated Survey, respectively (the “New Exception”), Purchaser shall have a period of three (3) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception. If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed thirty (30) days in the aggregate; but in no event later than the Outside Closing Date. If Seller fails to deliver a notice to Purchaser within three (3) Business Days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy, elect either: (i) to terminate this Agreement, in which event the Earnest Money in full shall be refunded and released to Purchaser, or (ii) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within three (3) Business Days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.
4.1.3    Limitations of Seller’s Obligations. Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to eliminate, modify or cure any objection Purchaser may have pursuant to Section 4.1.1, Section 4.1.2, Section 4.2 or Section 5.1. Notwithstanding the forgoing, Seller shall cause all Monetary Liens to be satisfied prior to or upon Closing.

PURCHASE AND SALE AGREEMENT        Page 9
The Park at Kensington

4.2    Inspection. Purchaser may inspect, test, investigate, and survey: (a) the Property, (b) all financial records pertaining to the operation of the Property, and (c) online access to or photocopies of all Leases and Contracts in the possession of Seller onsite at the Property, at any reasonable time during business hours at any time during the Approval Period (collectively, the “Purchaser’s Investigations”). During Purchaser’s Investigations, Seller, upon Purchaser providing written notice two (2) Business Days prior thereto, will provide Purchaser or its designated representatives, at reasonable times and subject to the rights of any tenants thereof, access to the Property to conduct, at Purchaser’s sole cost and expense, its due diligence with respect to the Property; provided, however, that Purchaser shall fully comply with all laws, ordinances, rules and regulations in connection with such inspections. Purchaser shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval, in its sole discretion, of the scope and method of any environmental testing or investigation (other than a non-intrusive Phase I environmental inspection) and any inspection which would materially alter the physical condition of the Property, prior to Purchaser’s commencement of such inspections or testing. In any event, Seller and its representatives, agents, and/or contractors shall have the right to be present during any of Purchaser’s Investigations. All information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser’s Investigations, including, without limitation, any environmental assessment or audit (collectively, the “Reports”) shall be treated as confidential information by Purchaser and Purchaser shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of all such information. For purposes of this Agreement, the term “Final Reports” shall mean all final third party reports delivered to Purchaser in connection with Purchaser’s Investigations without any representation or warranty, express or implied, as to the accuracy, completeness or any other matter regarding such reports and shall Seller shall not have any right to rely on same without the written consent of the preparer of such reports. Neither Purchaser nor any Purchaser Representative (as hereinafter defined) shall communicate with any regulatory or governmental agencies or their individual employees concerning the Property, without the prior written consent of Seller, which shall be given or withheld in Seller’s sole discretion; provided, however, that Purchaser may review governmental records, make routine contact with governmental officials, research of any applicable general land use and other laws and/or any public records and databases in connection with Purchaser’s customary due diligence activities pursuant to this Agreement such as confirmation of zoning and review of ordinance compliance. Neither Purchaser nor any Purchaser Representative shall contact or communicate with any tenant, occupant, or leasing agent of the Property without Seller’s consent.
4.2.1%3.    Before and during Purchaser’s Investigations, Purchaser and Purchaser's representatives, including Purchaser's engineers, contractors and environmental consultants (collectively, the “Purchaser Representatives”) conducting any Purchaser Investigation shall maintain workers’ compensation insurance in accordance with applicable law, and Purchaser, and the applicable Purchaser Representative conducting any Purchaser Investigation, shall maintain (1) commercial general liability insurance, on a per occurrence basis, with limits of at least Two Million Dollars ($2,000,000.00) for bodily or personal injury or death, (2) property damage insurance in the amount of at least Two Million Dollars

PURCHASE AND SALE AGREEMENT        Page 10
The Park at Kensington

($2,000,000.00), and (3) contractual liability insurance, on a per occurrence basis, with respect to Purchaser’s obligations under this Section 4.2. Purchaser shall deliver to Seller evidence of such workers’ compensation insurance and a certificate evidencing the commercial general liability, property damage and contractual liability insurance before conducting any Purchaser Investigation on the Property. Each such insurance policy shall be written by a reputable insurance company having a rating of at least “A+:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and shall otherwise be subject to Seller’s prior approval. Such insurance policies shall name as additional insureds Seller, Franklin Street Management Services LLC (“Property Manager”) and such other parties holding insurable interests as Seller may designate prior to the date of the Effective Date. Such insurance shall be primary to any insurance maintained by Seller or Property Manager.
(a)    Purchaser shall, at its own expense, immediately fill and compact any holes, and otherwise restore any damage to the Property related to Purchaser’s Investigations. Upon Purchaser’s completion of Purchaser’s Investigations, Purchaser shall be responsible for returning the Property to substantially the same condition existing prior to Purchaser’s entry. Neither Purchaser nor any Purchaser Representative shall intentionally damage any part of the Property or any personal property owned or held by Seller, Property Manager or any tenant or third party.
4.2.2    Purchaser shall indemnify, defend and hold Seller and the other Releasees (as defined in Section 5.3) harmless from any and all losses, costs, liens, claims, causes of action, liability, damages, expenses and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising in any way from (1) any Purchaser Investigation conducted by Purchaser and/or any Purchaser Representative, or (2) any breach by Purchaser and/or any Purchaser Representative of the terms of this Section 4.2. Notwithstanding the foregoing, in no event shall the Purchaser’s indemnity obligations hereunder extend to any claim by Seller arising solely by reason the gross negligence or willful misconduct of Seller or anyone acting by, through or under Seller or the mere discovery of any adverse conditions or legal noncompliance on the Property (as opposed to causing or the disturbance or exacerbation of any such adverse conditions or legal noncompliance) by Purchaser or any Purchaser Representative during any Purchaser Investigation. This indemnity provision shall survive termination or expiration of this Agreement. If any proceeding is filed for which indemnity is required hereunder, Purchaser agrees, upon request therefor by any of the Releasees, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.
4.3    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:
(a)    Purchaser is a limited partnership, duly organized and in good standing under the laws of the State of Delaware and has the power to enter into this Agreement and to execute and deliver this Agreement and has (or by the Closing Date will have) the power to perform all duties and obligations imposed upon it hereunder, and Purchaser has (or by the Closing Date will have) obtained all necessary company, partnership

PURCHASE AND SALE AGREEMENT        Page 11
The Park at Kensington

and corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement.
(b)    Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser, or any partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound.
(c)    Neither Purchaser nor any partner of Purchaser is in any way affiliated with Seller.
(d)    With respect to each source of funds to be used by it to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 4.3 at least ten (10) Business Days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Purchaser further represents, warrants and covenants to Seller as follows:
(e)    Purchaser is not now nor shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”) or otherwise.
(f)    Neither Purchaser nor any Person who owns a direct interest in Purchaser (collectively, a “Purchaser Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined

PURCHASE AND SALE AGREEMENT        Page 12
The Park at Kensington

in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
(g)    Purchaser has taken, and shall continue to take until Closing, such measures as are required by law to assure that the funds used to pay to Seller the Purchase Price are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.
(h)    To the best of Purchaser’s knowledge after making due inquiry, neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this Subsection (b), the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.
(i)    Purchaser is in compliance with any and all applicable provisions of the Patriot Act.
(j)    For up to sixty (60) days after the Closing Date, Purchaser agrees to reasonably cooperate with Seller, and to cause each Purchaser Party to reasonably cooperate with Seller, in providing such additional non-confidential information and documentation on Purchaser’s and each Purchaser Party’s legal or beneficial ownership, policies, procedures and sources of funds as Seller reasonably deems necessary to enable Seller to comply with Anti Money Laundering Laws as now in existence or hereafter amended.

PURCHASE AND SALE AGREEMENT        Page 13
The Park at Kensington

All of the representations, warranties, and agreements of Purchaser set forth in this Section 4.3 shall be true upon the Effective Date, shall be deemed to be repeated at and as of the Closing Date, and shall survive the delivery of the Deed and the Closing for a period of three (3) months.
4.4    Seller’s Representations and Warranties.
4.4.1    Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:
(a)    Due Organization. Seller is a limited liability company, duly organized and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Florida.
(b)    Authority. Seller has the full limited liability company right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement, and neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement, instrument or order to which Seller is a party or by which Seller or any of Seller’s assets is bound. The individual executing this Agreement and the documents to be delivered by Seller at the Closing on behalf of Seller has the power and authority to do so. This Agreement is valid and enforceable against Seller in accordance with its terms. Each instrument to be executed by Seller pursuant to this Agreement or in connection herewith prior to Closing will, when executed and delivered, be valid and enforceable against Seller, in accordance with its terms.
(c)    Litigation. Except as set forth on Schedule 4.4(c) attached hereto and made a part hereof (the “Pending Litigation”), there are no actions, investigations, suits, or proceedings (other than tax appeals or protests) pending or, to Seller’s Knowledge (as hereinafter defined), threatened that materially affect the Property, the ownership or operation thereof, or the ability of Seller to perform its obligations under this Agreement, and there are no judgments, orders, awards, or decrees currently in effect against Seller that materially affect the ownership or operation of the Property that shall not be fully discharged prior to Closing.
(d)    Zoning and Condemnation. To Seller’s Knowledge and except as disclosed in the Due Diligence Documents, there are no pending proceedings to alter or restrict the zoning or other use restrictions applicable to the Property, to condemn all or any portion of the Property by eminent domain proceedings or otherwise, or to institute a moratorium or similar restriction on building on or issuing certificates of occupancy for construction on all or any portion of the Property.
(e)    Bankruptcy. There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy, or any other debtor relief actions filed by Seller, or

PURCHASE AND SALE AGREEMENT        Page 14
The Park at Kensington

to Seller’s Knowledge, contemplated or pending in any current judicial or administrative proceeding against Seller.
(f)    No Violations of Environmental Laws. To Seller’s Knowledge and except as disclosed in the Due Diligence Documents: (a) the Property is not in, nor has it been or is it currently under investigation for violation of any federal, state, or local law, ordinance, or regulation relating to industrial hygiene, worker health and safety, or to the environmental conditions in, at, on, under, or about the Property, including, but not limited to, soil and groundwater conditions; (b) the Property has not been subject to a deposit of any Hazardous Materials (as hereinafter defined) in violation of Environmental Requirements; (c) neither Seller nor any third party has used, generated, manufactured, stored, or disposed in, at, on, or under the Property any Hazardous Materials in violation of Environmental Requirements; and (d) there is not now in, on, or under the Property (x) any underground or above ground storage tanks or surface impoundments, or (y) any asbestos containing materials, or any polychlorinated biphenyls used in hydraulic oils, electrical transformers, or other equipment, in violation of Environmental Requirements.
(g)    Compliance. To Seller’s Knowledge, Seller has not received written notice from any governmental authority that the Property is not in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied in all material respects. Seller shall promptly notify Purchaser if Seller receives after the date of this Agreement and prior to Closing any written notice that the Property is in material violation of any applicable law that is not remedied in all material respects prior to Closing.
(h)    Leases and Contracts. The Leases and Contracts comprise all of the leases and material contracts which will affect the Property on and after the Closing. To Seller’s Knowledge, there is no material default on the part of Seller under any of the Leases or Contracts which has not remedied in all material respects.
(i)    Rent Roll. A current rent roll for the Property (as of the date of this Agreement and which will be updated for Closing) used in the ordinary course of Seller’s business (the “Rent Roll”) is attached hereto at Schedule 4.4.1(i). The Rent Roll provided by Seller to Purchaser are the same in all material respects as those used and relied upon by Seller in the ordinary course of Seller’s operation of the Property, and, to Seller’s Knowledge, are true and correct in all material respects.
(j)    Operating Statements. The operating statements for the Property provided by Seller to Purchaser are the same in all material respects as those used and relied upon by Seller in the ordinary course of Seller’s operation of the Property, and, to Seller’s Knowledge, are true and correct in all material respects.
(k)    Personal Property. Seller has not assigned, transferred, pledged or encumbered its interest in the Personal Property, other than in connection with Seller’s mortgage loans encumbering the Property.

PURCHASE AND SALE AGREEMENT        Page 15
The Park at Kensington

4.4.2    Limitations on Seller’s Representations. All of the representations, warranties, and agreements of Seller set forth in this Section 4.4 shall be true upon the Effective Date, shall be deemed to be repeated at and as of the Closing Date, and shall survive the delivery of the Deed and the Closing for a period of six (6) months (the “Limitation Period”). As used herein, the term “Seller’s Knowledge” means the current actual (as opposed to constructive, imputed or implied) knowledge solely of Randy Ferreira and Reuven Oded, each in his capacity as a Manager of Kensington Ventures, LLC, who are the persons affiliated with Seller who have the most knowledge regarding the operations of the Property, without duty of investigation or inquiry whatsoever, and shall not be construed to refer to the knowledge of any other officer, agent or employee of the Seller or Affiliate of the Seller. Notwithstanding anything herein to the contrary, neither Randy Ferreira nor Reuven Oded shall have any personal liability for any of the representations, warranties, covenants or obligations of Seller under this Agreement. No claim for a breach of any of the representations or warranties of Seller under this Section 4.4 shall be actionable or payable (a) if that breach results from or is based on a condition, state of facts or other matter that was known to Purchaser or disclosed to Purchaser on any of the exhibits or schedules to this Agreement, the Due Diligence Documents, the Reports, or by email, overnight delivery, on-site availability or in writing delivered to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate to Twenty-Five Thousand and NO/100 Dollars ($25,000.00) or more, in which event the full amount of such valid claims and any claims against Seller under the indemnity by Seller in the Assignment (as hereinafter defined) shall be actionable up to, but not exceeding, the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach is given by Purchaser to Seller prior to the expiration of the Limitation Period and an action is thereafter commenced by Purchaser against Seller with respect to any such claims within sixty (60) days after the expiration of the Limitation Period. Seller shall not be liable to Purchaser to the extent Purchaser’s claim is recoverable from any other party pursuant to any insurance policy, service contract, warranty, guaranty or Lease. As used herein, the term “Cap” shall mean the total aggregate amount of Four Hundred Thousand and NO/100 Dollars ($400,000.00). In no event shall Seller’s aggregate liability to Purchaser for any and all breaches of any of the representations or warranties of Seller under this Section 4.4 exceed the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap.
5.
DISCLAIMERS AND ACCEPTANCE OF PROPERTY BY PURCHASER
5.1    Disclaimer. PURCHASER HEREBY EXPRESSLY AND CONCLUSIVELY ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE HEREIN AND THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THE DOCUMENTS DELIVERED AT CLOSING (THE “CLOSING DOCUMENTS”), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION,

PURCHASE AND SALE AGREEMENT        Page 16
The Park at Kensington

THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN OR IN ANY OF THE CLOSING DOCUMENTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS,” “WHERE IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER

PURCHASE AND SALE AGREEMENT        Page 17
The Park at Kensington

SUBJECT TO THE FOREGOING. WITHOUT LIMITING ANY OF PURCHASER’S RIGHTS HEREUNDER, PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES AND COURT COSTS) IN ANY WAY RELATING TO, OR IN CONNECTION WITH OR ARISING OUT OF PURCHASER’S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE AND MANAGEMENT OF THE PROPERTY. THE PROVISIONS OF THIS SECTION 5 SHALL EXPRESSLY SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.
5.2    Environmental Definitions.
5.2.1    Hazardous Materials. “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as defined in Section 5.2.2 of this Agreement) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.
5.2.2    Environmental Requirements. “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).
5.3    Assumption/Release. UPON CLOSING, PURCHASER ASSUMES THE RISK OF ADVERSE MATTERS, INCLUDING ADVERSE PHYSICAL CONDITIONS, DEFECTS, CONSTRUCTION DEFECTS, ENVIRONMENTAL, HEALTH, SAFETY AND WELFARE

PURCHASE AND SALE AGREEMENT        Page 18
The Park at Kensington

MATTERS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS. AS OF THE CLOSING DATE, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES, INDEMNIFIES, RELEASES AND FOREVER DISCHARGES CURRENT MANAGER, SELLER, SELLER’S AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER CERCLA, RCRA, OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION, AND ALL OTHER TITLE OR DUE DILIGENCE MATTERS DESCRIBED ABOVE IN THIS ARTICLE 5, ARTICLE 4 HEREINABOVE OR ANY OTHER PROVISIONS OF THIS AGREEMENT. PURCHASER HEREBY ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION. PURCHASER HEREBY WAIVES ANY AND ALL OBJECTIONS AND COMPLAINTS, WHETHER KNOWN OR UNKNOWN, CONCERNING THE PHYSICAL CHARACTERISTICS AND ANY EXISTING CONDITIONS OF THE PROPERTY, INCLUDING SELLER’S OBLIGATIONS UNDER THE LEASES RELATING TO THE PHYSICAL, ENVIRONMENTAL OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, WHETHER ARISING BEFORE OR AFTER THE EFFECTIVE DATE. PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER RELEASEES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING THE PROPERTY, INCLUDING ANY AND ALL COMPLAINTS OR OBJECTIONS CONCERNING THE PHYSICAL CHARACTERISTICS OF THE PROPERTY OR EXISTING PROPERTY CONDITIONS. PURCHASER WAIVES THE BENEFITS OF ANY LAW WHICH GENERALLY PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MAY HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. THE PROVISIONS OF THIS SECTION 5.3 SHALL EXPRESSLY SURVIVE INDEFINITELY THE CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.
6.
CLOSING
6.1    Closing. The Closing (the “Closing”) shall be held at the offices of the Title Agent, at a date designated by Seller and Purchaser on or before thirty (30) days after the expiration of the Approval Period (the “Closing Date”). The Closing may occur through an escrow with the Title

PURCHASE AND SALE AGREEMENT        Page 19
The Park at Kensington

Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight courier or other means. Notwithstanding anything to the contrary in this Agreement, the Closing Date may not be extended pursuant to the express terms of this Agreement past October 12, 2018 (the “Outside Closing Date”) without Purchaser’s consent, which may be withheld in its sole and absolute discretion.
6.2    Possession. Possession of the Property shall be delivered to Purchaser at the Closing.
6.3    Proration. All rents, other amounts payable by the tenants under the Leases, income, utilities and all other operating expenses (except insurance) with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated as of 12:01 a.m. Eastern Time on the Closing Date based upon the best available information with Purchaser receiving the benefits and burdens of ownership on the Closing Date.
(a)    If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any such rents and other income are actually received by Purchaser, all such amounts shall first be applied to post Closing rents due to Purchaser which are currently or past due, and the balance shall thereafter be immediately paid by Purchaser to Seller. Purchaser shall make a good faith effort for a period of ninety (90) days after Closing to attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller; provided, however, Purchaser shall not be required to expend any funds or institute any litigation in its collection efforts. Nothing in this Section 6.3(a) shall restrict Seller’s right to collect delinquent rents directly from a tenant by any legal means, except that, from and after the Closing Date, Seller shall not initiate any action to evict a tenant.
(b)    If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation (without taking into account any discounts). Subsequent to the Closing, within thirty (30) days of the date when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment. In the event the Property has been assessed for property tax purposes at such rates as could result in “roll back” taxes upon changes in land usage or ownership of the Property, Purchaser agrees to pay all such taxes and indemnify and save Seller harmless from and against any and all claims and liabilities for such taxes.
(c)    If the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of an estimate by Seller of such utilities and other operating expenses for

PURCHASE AND SALE AGREEMENT        Page 20
The Park at Kensington

such month. Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, but no later than ninety (90) days after Closing, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.
(d)    All rent security deposits will be credited to Purchaser against the balance of the Purchase Price due at Closing.
(e)    Not more than two (2) Business Days prior to Closing (“Walk Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before ten (10) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $750.00 per unit. As used herein, “‘rent ready’ condition” shall mean ready for occupancy, equipped, repaired, cleaned and, to the extent necessary, recently painted.
(f)    Seller and Purchaser shall cause the Title Agent to prepare a draft settlement statement containing the prorations described in this Section 6.3 and deliver the same together with invoices or bills for all prorated expenses and other reasonable backup information from Seller no later than 3:00 p.m. Eastern Time two (2) Business Days before Closing. For purposes of this Agreement, the term “Final Settlement Statement” shall mean the draft settlement statement approved by both Seller and Purchaser.
The agreements of Seller and Purchaser set forth in this Section 6.3 shall survive the Closing.
6.4    Closing Costs. Except as otherwise expressly provided herein, on the Closing Date, Seller shall pay (i) the search (including without limitation, title search and municipal lien search) and examination fees and the title insurance premium for the base Owner’s Policy and any extended coverage or other endorsements required by Purchaser (but not required by its lender) (as defined in Section 6.5(b)), (ii) the state and local documentary stamp taxes, surtaxes or other transfer taxes associated with the conveyance of the Property, (iii) the costs of recording any instruments to clear any Monetary Liens and any other title defects elected to be cured by Seller as well as the Deed, and (iv) the commission and fees due to the Broker (as hereinafter defined). Purchaser, on the Closing Date, shall pay (i) the title insurance premium and any and all endorsements and/or additional coverage for any simultaneously issued loan title insurance policy issued in connection with the transaction, (ii) the cost of the updated or new Survey, (iii) any and all fees, costs and expenses related to any financing obtained by Purchaser, including, without limitation, documentary stamp taxes, non-recurring intangible taxes and recording fees relating to any of the loan documents, and (iv) all recording costs related to any financing obtained by Purchaser or any other documents or instruments that the Title Company may reasonably require of Purchaser. Except as otherwise provided herein, each party shall pay its own attorneys’ fees.

PURCHASE AND SALE AGREEMENT        Page 21
The Park at Kensington

6.5    Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall deliver to the Title Agent or cause to be delivered to Purchaser, as applicable, the following:
(a)    Deed. A Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser in the form attached to this Agreement as Exhibit B.
(b)    Title Policy. Delivery to Purchaser at the Closing, a proforma owner’s title insurance policy, which, within a reasonable period of time following the Closing, shall be followed by an Owner’s Policy of Title Insurance in ALTA standard form (the “Owner’s Policy”), naming Purchaser as insured, in the amount of the Purchase Price, insuring that Purchaser owns good and marketable fee simple title to the Property, subject only to the Permitted Encumbrances. Purchaser, at Purchaser’s sole expense, may elect to cause the Title Agent to amend the survey exception to read “any shortages in area” or elect to obtain additional coverage or endorsements over the base Owner’s Policy, but obtaining such additional coverage or endorsements will not be a condition precedent to Purchaser’s Closing obligations pursuant to this Agreement.
(c)    Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.
(d)    Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.
(e)    Leases. The originals of all of the Leases and all security deposits, if any, in the possession of Seller on the Closing Date. Seller shall have no liability to Purchaser for any tenant security deposit not actually paid to Seller.
(f)    Contracts. The originals of all of the Contracts, if any, in the possession of Seller.
(g)    Property Items. All keys and all assignable licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such non-confidential leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property.
(h)    Seller’s Affidavit. A Seller’s Affidavit in form and substance routinely required of Seller by the Title Agent to issue the Owner’s Policy without the standard printed exceptions for mechanics’ and materialmen’s liens and limiting the exception for rights of parties in possession to rights as tenants only, in form and substance consistent with the terms of this Agreement and otherwise reasonably acceptable to Seller.

PURCHASE AND SALE AGREEMENT        Page 22
The Park at Kensington

(i)    Updated Rent Roll. Not later than three Business Days prior to the Closing Date, an updated Rent Roll for the Property prepared by and certified by Seller and current as of the date of delivery.
(j)    Title Requirements. Execute any other documents reasonably required by this Agreement or by the Title Company to be delivered by Seller at Closing.
6.6    Purchaser’s Obligations at the Closing. In connection with the Closing, Purchaser shall deliver to the Title Agent the following:
(a)    Purchase Price. The Purchase Price shall be delivered to Seller on the Closing Date by wire transfer of immediately available funds.
(b)    Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Agent authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.
(c)    Certificate. Taxpayer I.D. Certificate, in the form attached to this Agreement as Exhibit D.
(d)    Title Requirements. Execute any other documents reasonably required by this Agreement or by the Title Company to be delivered by Purchaser at Closing.
(e)    Conditions to Closing. Purchaser’s obligation to purchase the Property in accordance with this Agreement is expressly conditioned upon each of the following:
(i)    Performance by Seller. Performance in all material respects of the obligations, covenants and delivery requirements of Seller expressly required hereunder.
(ii)    JV Sale Matter. No JV Sale Matter exists, as reasonably determined by Purchaser. As used in this Agreement, the term “JV Sale Matter” shall mean and refer to any lien, encumbrance or other instrument filed or recorded by MWB Investments, LLC (“MWB”) within the public records where the Property lies or with any court having subject matter jurisdiction thereon that prevents the Closing of the transaction or materially adversely affects the marketability of title to the Property, which lien, encumbrance or other instrument is not then either (A) satisfied, extinguished or released by Seller within thirty (30) days of Seller receiving written notice thereof, or (B) invalidated, extinguished or released pursuant to court order. Notwithstanding anything to the contrary in this Agreement, if at any time after the Effective Date and before Closing, Purchaser reasonably determines that a JV Sale Matter exists or if the Title Company requires consent from MWB to close and issue the Owner’s Policy and MWB refuses to provide such consent and a court order permitting the sale is not otherwise obtained by Seller, Purchaser may (as its sole

PURCHASE AND SALE AGREEMENT        Page 23
The Park at Kensington

and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller; in which event, the Earnest Money in full shall be refunded and released to Purchaser and Purchaser shall be entitled to receive (x) a reimbursement of Purchaser’s Due Diligence Costs (as hereinafter defined), subject to and limited by the Reimbursement Cap (as hereinafter defined) and (y) all fees and deposits due and payable or actually paid to Purchaser’s lender in order to secure financing to purchase the Property (collectively, “Lender Fees”), and neither party shall have any obligations hereunder other than the Surviving Obligations. Purchaser agrees to provide Seller with written notice five (5) days before paying any good faith deposit to Purchaser’s lender greater than $100,000.
6.7    Documents to be Executed by Seller and Purchaser. At the Closing, Seller and Purchaser shall also execute and deliver to the Title Agent the following:
(a)    Closing Statement. An executed counterpart to the Final Settlement Statement setting forth amounts paid by or on behalf of or credited to Purchaser and Seller.
(b)    Tenant Notices. Signed statements or notices to all tenants of the Property, in the form attached to this Agreement as Exhibit F, notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits (specifying the amounts of such deposits).
(c)    Bill of Sale, Assignment and Assumption of Personal Property, Service Contracts, Warranties and Leases. Bill of Sale, Assignment and Assumption of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”) in the form attached to this Agreement as Exhibit C.
7.
RISK OF LOSS
7.1    Condemnation. If, prior to the Closing, action is initiated to take any of the Property, other than an immaterial portion thereof for grading or expanding a right of way or the like which does not impair any access to the Property, the zoning of the Property, or include any improvements, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money in full shall be refunded and released Purchaser, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price (and this option (b) shall apply in the case of an immaterial taking described above).
7.2    Casualty. Except as provided in Sections 4.2 and 5.1 of this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of $500,000.00 prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to repair, Purchaser may either at or

PURCHASE AND SALE AGREEMENT        Page 24
The Park at Kensington

prior to Closing (a) terminate this Agreement, in which event the Earnest Money in full shall be refunded and released Purchaser, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) consummate the Closing, in which latter event Purchaser shall receive as an apportionment credit applied to the Purchase Price the amount equal to Seller’s deductible under its insurance policy, and all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expenses and costs incurred by Seller to repair or restore the Property and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller), to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing.
8.
DEFAULT
8.1    Breach by Seller. In the event that Seller fails to comply with any of the material terms, conditions or obligations of this Agreement or otherwise fails to consummate this Agreement for any reason, except as a result of Purchaser’s default of a material term, condition or obligation of this Agreement or a termination of this Agreement pursuant to another right of Purchaser to do so under the provisions hereof, Purchaser, as its sole and exclusive remedy may either (a) terminate this Agreement and receive a refund of the Earnest Money in full together with reimbursement by Seller of Purchaser’s actual out-of-pocket third party costs incurred as part of Purchaser’s Investigations (the “Due Diligence Costs”), subject to a cap of $75,000 (the “Reimbursement Cap”), and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that (i) Purchaser shall only be entitled to such remedy if (A) any such suit for specific performance is filed within sixty (60) days after Purchaser becomes aware of the default by Seller, and (B) Purchaser is not in default under this Agreement; (ii) notwithstanding anything to the contrary contained herein, Seller shall not be obligated to expend any sums to cure any defaults under this Agreement; and (iii) if Purchaser seeks specific performance under this Agreement, Purchaser agrees to accept the Property in its then “AS IS, WHERE IS” condition. Purchaser hereby agrees that prior to its exercise of any rights or remedies as a result of any defaults by Seller, Purchaser will first deliver written notice of said default to Seller, and if Seller so elects, Seller shall have the opportunity, but not the obligation, to cure such default within ten (10) days after Seller’s receipt of such notice. In no event whatsoever shall Purchaser file any instrument of record against the title of or to the Property, except that Purchaser may solely file a lis pendens against the Property (1) simultaneously with its filing of a suit for specific performance pursuant to this Section 8.1; or (2) if Purchaser is attempting to collect from Seller the Due Diligence Costs and/or the Lender Fees in accordance with this Section 8.1 or Section 6.6(e)(ii). Notwithstanding any of the foregoing to the contrary, in no event whatsoever shall Purchaser have the right to seek money damages of any kind as a result of any default by Seller under any of the terms of this Agreement. In no event shall Seller be liable to Purchaser for, and Purchaser hereby expressly waives any and all rights to seek, any punitive, speculative, special or consequential damages. The waivers set forth in this Section 8.1 shall specifically survive the Closing or the earlier termination of this Agreement.

PURCHASE AND SALE AGREEMENT        Page 25
The Park at Kensington

8.2    Breach by Purchaser.
(a)    If Purchaser fails to comply with any of the terms, conditions or obligations of this Agreement, Seller may terminate this Agreement and thereupon shall be entitled to the Earnest Money as liquidated damages (and not as a penalty) and as Seller’s sole remedy and relief hereunder (except for the Surviving Obligations). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent reasonable compensation to Seller for such breach.
(b)    Notwithstanding the provisions of Section 8.2(a) above, the foregoing shall not in any way limit, affect or impair any of Purchaser’s indemnities as provided in Sections 4.2, 5.1, 6.3(b) or 10.2 of this Agreement.
9.
FUTURE OPERATIONS
9.1    Future Operations. From the Effective Date until the Closing or earlier termination of this Agreement:
(a)    Seller shall operate, manage, lease, repair and maintain the Property substantially in accordance with Seller’s current and customary practices with respect to the Property as of the Effective Date, normal wear and tear excepted, including, without limitation, perform when due all of Seller’s obligations under all applicable laws in the ordinary course of business and maintain fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Property as of the Effective Date; and
(b)    Seller will perform all of Seller’s obligations under the Leases and the Contracts. Purchaser shall notify Seller in writing prior to the expiration of the Approval Period which Contracts, if any, Purchaser elects to assume at Closing, provided that any Contracts running with the Property that cannot be terminated with sixty (60) days or less notice without fee or penalty shall be assumed by Purchaser. If Purchaser does not exercise its right to terminate this Agreement on or before the expiration of the Approval Period, then Seller shall give notice of termination to the applicable vendors on all Contracts that Purchaser does not wish to assume, except those Contracts running with the Property that cannot be terminated with sixty (60) day or less notice without fee or penalty, which shall then be assumed by Purchaser. After the expiration of the Approval Period, Seller will not, without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, modify, enter into, or renew any Contract which cannot be cancelled upon thirty (30) days prior written notice.
10.
MISCELLANEOUS

PURCHASE AND SALE AGREEMENT        Page 26
The Park at Kensington

10.1    Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefore; (b) on the date actually delivered by a nationally recognized courier service, delivery prepaid, such as Federal Express, UPS or DHL, addressed to such party at the address specified below, or (c) on the date transmitted by facsimile or email to the respective numbers or email specified below, as evidenced by written receipt therefore. For purposes of this Section 10.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	Kensington Property Holdings, LLC 5650 Breckenridge Park Drive, Suite 302 Tampa, Florida 33610 Attention: Reuven Oded Tel: 813-620-0800 Fax: 813-620-3777 Email: roded@bmresidential.com

with a copy to:	Marin, Eljaiek, Lopez & Martinez, P.L. 2601 South Bayshore Drive, 18th Floor Coconut Grove, Florida 33133 Attention: Santiago Eljaiek III, Esq. Tel: 305-398-7757 Fax: 786-363-1083 Email: se@mellawyers.com

If to Purchaser:	Resource Apartment OP III, LP c/o Resource Real Estate, LLC 1845 Walnut Street, 18th Floor Philadelphia, PA 19103 Attention: Louis Leeds Tel: 215-832-4190 Email: lleeds@Resourcerei.com

with a copy to:	Aldie Jennings Loubier, Esq. Resource Real Estate, LLC 1845 Walnut Street, 18th Floor Philadelphia, PA 19103 Tel: 215-209-4401 Email: aloubier@Resourcerei.com

PURCHASE AND SALE AGREEMENT        Page 27
The Park at Kensington

If to Title Agent:	Marin, Eljaiek, Lopez & Martinez, P.L. 2601 South Bayshore Drive, 18th Floor Coconut Grove, Florida 33133 Attention: Santiago Eljaiek III, Esq. Tel: 305-398-7757 Fax: 786-363-1083 Email: se.@mellawyers.com

If to Title Company or    Chicago National Title Insurance Company
or Escrow Agent:    13800 NW 14th Street, Suite 190
Sunrise, Florida 33323
Attention: Mary E. Cornelius
Tel: 954-308-3462

10.2    Real Estate Commissions. Seller shall pay to ARA, through its agent, Kevin Judd (hereinafter called “Broker” whether one or more) upon the Closing of the transaction contemplated hereby, and not otherwise, a cash commission in the amount agreed on in a separate listing agreement between Seller and Broker. Said commission shall in no event be earned, due or payable unless and until the transaction contemplated hereby is closed and fully consummated strictly in accordance with the terms of this Agreement and Seller has received the Purchase Price in immediately available funds; if such transaction is not closed and fully consummated for any reason, including, without limitation, failure of title or default by Seller or Purchaser or termination of this Agreement pursuant to the terms hereof, then such commission will be deemed not to have been earned and shall not be due or payable. Except as set forth above with respect to Broker, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 10.2 shall survive the Closing or any earlier termination of this Agreement.
10.3    Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.
10.4    Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

PURCHASE AND SALE AGREEMENT        Page 28
The Park at Kensington

10.5    Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
10.6    Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement does not fall on a Business Day, then, in such event, the time of such period shall be extended to the next Business Day. As used herein, the term “Business Day” shall mean and refer to any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Florida.
10.7    Governing Law. The validity, construction, enforcement and interpretation of this Agreement, and any claim, controversy or dispute arising under or related to this Agreement, or the rights, duties and relationship of the parties thereto, shall be governed by the laws of the State of Florida, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.
10.8    Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld absolutely; provided that Purchaser may assign its rights under this Agreement without any need for Seller’s consent to an entity controlled by, or under common control with, Purchaser so long as Purchaser gives notice of such assignment to Seller no later than ten (10) Business Days before the Closing Date. In the event Seller consents to such assignment, Purchaser and such assignee shall execute and deliver an Assignment of Purchase and Sale Agreement on Purchaser’s form. Any subsequent assignment may be made only with the prior written consent of Seller. No assignment of Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.
10.9    Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.
10.10    Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.
10.11    Multiple Counterparts and Execution. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Handwritten signatures to this

PURCHASE AND SALE AGREEMENT        Page 29
The Park at Kensington

Agreement transmitted by telecopy or by e-mail, pdf file, shall be valid and effective to bind the party so signing, and shall be deemed as an original signature for all purposes.
10.12    Reserved.
10.13    Reserved.
10.14    Exhibits. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:
(a)    Exhibit A, the legal description of the Land.
(b)    Exhibit B, the form of the Deed.
(c)    Exhibit C, the form of the Assignment.
(d)    Exhibit D, the form of the Taxpayer I.D. Certification.
(e)    Exhibit E, Reserved.
(f)    Exhibit F, the form of Tenant Notice.
10.15    No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in Hillsborough County, Florida or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.
10.16    Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing and shall not survive Closing.
10.17    Reserved.

PURCHASE AND SALE AGREEMENT        Page 30
The Park at Kensington

10.18    Jury Waiver. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.
10.19    Limitation on Liability. No present or future partner, director, officer, shareholder, member, employee, advisor, agent, attorney, asset manager, or subasset manager of or in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability. The limitations on liability contained in this Section 10.19 are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided in any other provision of this Agreement or by law or by any other contract, agreement or instrument.
10.20    Confidentiality. Without limiting the terms and conditions of Section 4.2 of this Agreement, Purchaser shall keep confidential and shall not disclose the terms of the transfers contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, without the prior written consent of Seller except: (1) to Purchaser’s directors, officers, partners, employees, legal counsel, accountants, engineers, architects, financial advisors, mortgage brokers, lenders and similar professionals and consultants to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and Purchaser shall inform each of the foregoing parties of such party’s obligations under this Section 10.20 and shall secure the agreement of such parties to be bound by the terms hereof) or (2) as otherwise required by law or regulation.
10.21    1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to §1031 of the Code and the other party hereby agrees to reasonably cooperate with said Exchange, including, without limitation, executing and delivering any reasonably requested documents or instruments, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition

PURCHASE AND SALE AGREEMENT        Page 31
The Park at Kensington

subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with §1031 of the Code.
10.22    Rule 3-14 Compliance. Seller shall on or up to forty-five (45) days after Closing provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or Property Manager or accountants, necessary to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one immediately preceding calendar year.  Purchaser shall be responsible for all out-of-pocket costs associated with this audit.  Seller shall up to ninety (90) days after the Closing reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which will include responding to verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser.  In addition, on or up to forty-five (45) days after Closing, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property.  Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall on or within forty-five days of Closing provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall on or before Closing furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority.  Seller shall maintain its records for use under this Section 10.22 for a period of not less than ninety (90) days after the Closing Date. The provisions of this Section shall survive Closing for a period of ninety (90) days. Seller’s obligation to deliver to Purchaser its records for use under this Section 10.22 shall be an on-going condition to Closing for Purchaser’s benefit until Closing.
10.23 Radon Disclosure.     Florida law requires the following disclosure to be given to the purchaser of property in Florida. Seller has made no independent inspection of the Property to determine the presence of conditions which may result in radon gas; however, Seller is not aware of any such condition. Certain building methods and materials have been proven to reduce the possibility of radon gas entering the building:

PURCHASE AND SALE AGREEMENT        Page 32
The Park at Kensington

“RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.”
END OF TEXT

PURCHASE AND SALE AGREEMENT        Page 33
The Park at Kensington

Executed as of the Effective Date.
SELLER:                    KENSINGTON PROPERTY HOLDINGS, LLC
a Delaware limited liability company

By:    Kensington Associates Holdings, LLC
a Delaware limited liability company
its Managing Member

By:    Kensington Ventures, LLC
a Florida limited liability company, its Managing Member

By:___/s/ Reuven Oded__________
Reuven Oded
Manager

PURCHASE AND SALE AGREEMENT        Signature Page
The Park at Kensington

Executed as of the Effective Date.

PURCHASER:	RESOURCE APARTMENT OP III, LP, a Delaware limited partnership

By:	Resource Apartment REIT III, Inc., its general partner

By:    /s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer

TITLE COMPANY JOINDER
Title Company joins herein in order to evidence its agreement to perform the duties and obligations of Title Company set forth in this Agreement and to acknowledge receipt of (a) a fully executed copy of this Agreement and (b) the Initial Earnest Money.
Dated: ________________.

CHICAGO NATIONAL TITLE INSURANCE COMPANY By: Name: Title:

EXHIBIT A
TO PURCHASE AND SALE AGREEMENT
LEGAL DESCRIPTION

A parcel of land lying in the Northeast 1/4 of Section 8, Township 30 South, Range 20 East, Hillsborough County, Florida, and being more particularly described as follows:

From the Southeast corner of the said Northeast 1/4 of Section 8, run thence North 00° 01' 20" West, 728.21 feet along the East line of said Northeast 1/4, the same being the centerline of Providence Road; thence West, 93.00 feet to the West right-of-way line of said Providence Road for the POINT OF BEGINNING; thence Southwesterly, 39.28 feet along the arc of a curve to the right, having a radius of 25.00 feet and a central angle of 90° 01' 20" (chord bearing South 44° 59' 20" West, 35.36 feet) along the Northerly right-of-way line of Kenbrook Drive to a point of tangency; thence West, 611.32 feet along said Northerly right-of-way line of Kenbrook Drive; thence North, 1120.57 feet in part along the Easterly boundary of Bloomingdale Hills, Section B, Unit 1, according to the map or plat thereof as recorded in Plat Book 66, page 24, public records of Hillsborough County, Florida; thence East, 635.89 feet to the West right-of-way line of Providence Road; thence South 00° 01' 20" East, 1095.56 feet along said West right-of-way line to the POINT OF BEGINNING.

PURCHASE AND SALE AGREEMENT        Signature Page
The Park at Kensington

EXHIBIT B
TO PURCHASE AND SALE AGREEMENT
This Instrument Prepared by:
Santiago Eljaiek III, Esq.
Marin, Eljaiek, Lopez & Martinez, P.L.
2601 South Bayshore Drive, 18th Floor
Coconut Grove, Florida 33133

SPECIAL WARRANTY DEED

KENSINGTON PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, has Granted, Sold, and Conveyed, and by these presents does Grant, Sell, and Convey, unto _____________________________, a ________________________, (“Grantee”) having an address of ___________________ ___________________________ ______________________________, (i) all that real property situated in the County of Hillsborough, State of Florida, and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (Parcel Identification Number: _______________), and (ii) together with all improvements, fixtures and related amenities now or hereafter situated thereon, and the lessor’s or landlord’s interest in all space leases or occupancy agreements covering all or any portion of such real property and the improvements situated thereon (collectively, the “Property”).
This Deed is made and accepted expressly subject to the taxes accruing for the 2018 calendar year which are not yet due and payable, and those matters set forth in Exhibit B attached hereto and made a part hereof for all purposes.
TO HAVE AND TO HOLD the Property, together with all and singular the rights, appurtenances and easements belonging in any way to the Property, unto the said Grantee, its successors and assigns forever, and Grantor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property to Grantee, its successors and assigns, against every person lawfully claiming or to claim all or any part of the Property, by, through, or under Grantor, but not otherwise.
Signature Page Follows

EXHIBIT B to PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

IN WITNESS WHEREOF, Grantor has executed this Deed, to be effective as of this ______ day of ______________, ______.

WITNESSES: ________________________________ Print Name: ______________________ ________________________________ Print Name: ______________________	GRANTOR: KENSINGTON PROPERTY HOLDINGS, LLC a Delaware limited liability company By: Name: Title:

STATE OF ___________    §
    §
COUNTY OF _________    §
This instrument was acknowledged before me this _____ day of ______________, 20__, by _______________, _____________________ of KENSINGTON PROPERTY HOLDINGS, LLC, a Delaware limited liability company, on behalf of said company, who produced _____________________________________________________________ as identification.
(SEAL)

Notary Public in and for State of ___________

Print name of notary

My Commission Expires:

EXHIBIT B to PURCHASE AND SALE AGREEMENT        Page 2
The Park at Kensington

EXHIBIT A
To Special Warranty Deed

LEGAL DESCRIPTION
A parcel of land lying in the Northeast 1/4 of Section 8, Township 30 South, Range 20 East, Hillsborough County, Florida, and being more particularly described as follows:

From the Southeast corner of the said Northeast 1/4 of Section 8, run thence North 00° 01' 20" West, 728.21 feet along the East line of said Northeast 1/4, the same being the centerline of Providence Road; thence West, 93.00 feet to the West right-of-way line of said Providence Road for the POINT OF BEGINNING; thence Southwesterly, 39.28 feet along the arc of a curve to the right, having a radius of 25.00 feet and a central angle of 90° 01' 20" (chord bearing South 44° 59' 20" West, 35.36 feet) along the Northerly right-of-way line of Kenbrook Drive to a point of tangency; thence West, 611.32 feet along said Northerly right-of-way line of Kenbrook Drive; thence North, 1120.57 feet in part along the Easterly boundary of Bloomingdale Hills, Section B, Unit 1, according to the map or plat thereof as recorded in Plat Book 66, page 24, public records of Hillsborough County, Florida; thence East, 635.89 feet to the West right-of-way line of Providence Road; thence South 00° 01' 20" East, 1095.56 feet along said West right-of-way line to the POINT OF BEGINNING.

EXHIBIT B to PURCHASE AND SALE AGREEMENT        Page 3
The Park at Kensington

EXHIBIT B
To Special Warranty Deed
PERMITTED EXCEPTIONS

[TO BE INSERTED BEFORE CLOSING]

EXHIBIT B to PURCHASE AND SALE AGREEMENT        Page 4
The Park at Kensington

EXHIBIT C
TO PURCHASE AND SALE AGREEMENT
BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF
PERSONAL PROPERTY, SERVICE CONTRACTS, WARRANTIES AND LEASES

KENSINGTON PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by ________________________________________, a ____________________ (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, has Granted, Sold, Assigned, Transferred, Conveyed, and Delivered and does by these presents Grant, Sell, Assign, Transfer, Convey and Deliver unto Grantee, all of Grantor’s rights, titles, and interests in and to the following described properties located in, affixed to, and/or arising or used in connection with the improved property with parking and other amenities (the “Project”) situated on the land in the County of Hillsborough, State of Florida, more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (the “Land,” which together with the Project is sometimes hereinafter called the “Property”):
(a)    All fixtures, equipment, machinery, building materials, furniture, furnishings, carpet drapes, and other tangible personal property owned by Grantor and more particularly described on Exhibit B attached hereto and made a part hereof, and all intangible personal property owned by Grantor, including the name “Kensington” and any other trade names, trademarks, logos and symbols associated with or used in connection with the Property (but in any case and at all times excluding the use of “Park at” prior to Kensington or any other name), transferable utility contracts, transferable telephone exchange numbers and facsimile numbers, plans and specifications, engineering plans and studies, floor plans, landscape plans, and all web addresses, domain names and URLs as well as all social media accounts and logo, photo, video and e-brochure files with respect to the Property (but in any case and at all times excluding any such items owned by or under the name of the property manager), and located on, attached to, or used in connection with the operation and maintenance of the Property (collectively, the “Personal Property”);
(b)    Any leases for space in the Project (the “Leases”), together with security and other deposits owned or held by Grantor pursuant to the Leases, which Leases and security deposits are described on Exhibit C attached hereto;
(c)    The assignable service, maintenance, or management contracts relating to the ownership and operation of the Property (the “Service Contracts”) attached hereto as Exhibit D; and
(d)    Any assignable warranties, guaranties and miscellaneous transferable rights relating to the Property or any portion thereof (collectively, the “Warranties”); and
Grantor and Grantee hereby covenant and agree as follows:

EXHIBIT C to PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

(i)    Grantee accepts the aforesaid assignment;
(ii)    Grantee assumes and agrees to be bound by and timely perform, observe, discharge, and otherwise comply with each and every one of the agreements, duties, obligations, covenants and undertakings upon the lessor’s part to be kept and performed under the Leases and any obligations of Grantor under the Service Contracts;
(iii)    Grantor hereby indemnifies and agrees to hold harmless Grantee from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages, and expenses of any nature whatsoever (including, without limiting the generality of the foregoing, reasonable attorneys’ fees and court costs) which Grantee may incur, sustain, or suffer, or which may be asserted or assessed against Grantee on or after the date hereof, arising out of, pertaining to or in any way connected with the obligations, duties, and liabilities under the Leases and the Contracts, or any of them, arising prior to the date hereof. Notwithstanding the foregoing, the liability and obligations of Grantor in this indemnity shall be subject to the limitations concerning the amount of Seller’s aggregate liability as set forth in Section 4.4.2 of that certain Purchase and Sale Agreement dated _____________, by and between Grantee (as assignee of ________________________, the original Purchaser) and Grantor (the “Purchase Agreement”). The foregoing indemnity obligations shall not inure to the benefit of Grantee’s successors and assigns.
(iv)    Grantee hereby indemnifies and agrees to hold harmless Grantor from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages, and expenses of any nature whatsoever (including, without limited the generality of the foregoing, reasonable attorneys’ fees and court costs) which Grantor may incur, sustain, or suffer, or which may be asserted or assessed against Grantor on or after the date hereof, arising out of, pertaining to or in any way connected with the obligations, duties, and liabilities under the Leases and the Service Contracts, or any of them, arising from and after the date hereof.
(v)    Grantor hereby represents, warrants, covenants and agrees that Grantor is the sole owner of the personal property described on Exhibit B attached hereto, free and clear of any and all liens, security interests or encumbrances.
(vi)    The burden of the indemnity made in paragraph (ii) hereof shall not be assigned. Except as aforesaid, this Agreement shall bind and inure to the benefit of the parties and their respective successors, legal representatives and assigns.
(vii)    Neither this Agreement nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability or any party hereby may be released, discharged or waived, except in a writing signed by all parties hereto.

EXHIBIT C to PURCHASE AND SALE AGREEMENT        Page 2
The Park at Kensington

IN WITNESS WHEREOF, Grantor and Grantee have executed this Bill of Sale, Assignment and Assignment of Personal Property, Service Contracts, Warranties and Leases to be effective as of the _____ day of __________________, _______.

GRANTOR:	KENSINGTON PROPERTY HOLDINGS, LLC a Delaware limited liability company By: Name: Title:

GRANTEE:	_______________________________________, a ______________________________________ By: Name: Title:

EXHIBIT C to PURCHASE AND SALE AGREEMENT        Page 3
The Park at Kensington

EXHIBIT A
To Assignment

LEGAL DESCRIPTION
A parcel of land lying in the Northeast 1/4 of Section 8, Township 30 South, Range 20 East, Hillsborough County, Florida, and being more particularly described as follows:

From the Southeast corner of the said Northeast 1/4 of Section 8, run thence North 00° 01' 20" West, 728.21 feet along the East line of said Northeast 1/4, the same being the centerline of Providence Road; thence West, 93.00 feet to the West right-of-way line of said Providence Road for the POINT OF BEGINNING; thence Southwesterly, 39.28 feet along the arc of a curve to the right, having a radius of 25.00 feet and a central angle of 90° 01' 20" (chord bearing South 44° 59' 20" West, 35.36 feet) along the Northerly right-of-way line of Kenbrook Drive to a point of tangency; thence West, 611.32 feet along said Northerly right-of-way line of Kenbrook Drive; thence North, 1120.57 feet in part along the Easterly boundary of Bloomingdale Hills, Section B, Unit 1, according to the map or plat thereof as recorded in Plat Book 66, page 24, public records of Hillsborough County, Florida; thence East, 635.89 feet to the West right-of-way line of Providence Road; thence South 00° 01' 20" East, 1095.56 feet along said West right-of-way line to the POINT OF BEGINNING.

EXHIBIT C to PURCHASE AND SALE AGREEMENT        Page 4
The Park at Kensington

EXHIBIT B
To Assignment

PERSONAL PROPERTY

EXHIBIT C to PURCHASE AND SALE AGREEMENT        Page 5
The Park at Kensington

EXHIBIT C
To Assignment

LEASES

EXHIBIT C to PURCHASE AND SALE AGREEMENT        Page 6
The Park at Kensington

EXHIBIT D
To Assignment

SERVICE CONTRACTS

EXHIBIT C to PURCHASE AND SALE AGREEMENT        Page 7
The Park at Kensington

EXHIBIT D
TO PURCHASE AND SALE AGREEMENT
Taxpayer I.D. Certificate
In connection with certain Internal Revenue Service reporting requirements imposed upon Seller, Purchaser hereby certifies that listed below is Purchaser’s address and taxpayer I.D. number, true and correct as of the Closing Date.
Address:

Taxpayer I.D. No.:
Purchaser hereby consents to Seller’s release of the above information in connection with any reporting requirements imposed upon Seller by any governmental authority.
,
a

By:
Name:
Title:

EXHIBIT D to PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

EXHIBIT E
TO PURCHASE AND SALE AGREEMENT
RESERVED

EXHIBIT E to PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

EXHIBIT F
TO PURCHASE AND SALE AGREEMENT
NOTICE TO TENANT
_____________

Unit No.

RE:
Sale by KENSINGTON PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Landlord”) to _____________, a ________________ (“New Landlord”), of the land and buildings known as “Park at Kensington” (the “Property”), 6218 Watermark Drive, Riverview, Florida 33569, Hillsborough County, Florida

Dear Tenant:
You are hereby notified that Landlord has sold the Property, of which your leased premises (the “Lease”) is a part, to New Landlord. Accordingly, New Landlord, as the new owner of the Property and now as landlord under the Lease, elects that                      (“Tenant”) attorn to Landlord in accordance with the Lease and the Lease is and shall continue in full force and effect for the unexpired portions of the term of the Lease upon all of the terms, covenants, conditions and agreements set forth in the Lease with Landlord.
Further, you are advised that New Landlord has received and is responsible for Tenant’s security deposit in the amount of $____________.
The address and telephone number of the New Landlord for any notices and all purposes under the Lease is:

EXHIBIT F to PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

Thank you for your assistance and cooperation during this transition.

LANDLORD:	KENSINGTON PROPERTY HOLDINGS, LLC a Delaware limited liability company By: Name: Title:

NEW LANDLORD:	_______________________________________, a ______________________________________ By: Name: Title:

EXHIBIT F to PURCHASE AND SALE AGREEMENT        Page 2
The Park at Kensington

SCHEDULE 1.1(f)
TO PURCHASE AND SALE AGREEMENT
TANGIBLE PERSONAL PROPERTY
[attached]

SCHEDULE 1.1(f) TO PURCHASE AND SALE AGREEMENT    Page 1
The Park at Kensington

SCHEDULE 1.1(g)
TO PURCHASE AND SALE AGREEMENT
CONTRACTS
1.    Service Agreement/Contract with A-Tropical Oasis Pools Inc.
2.    Right of Entry Agreement with Bright House Networks, LLC
3.    Landscape Maintenance Agreement with Diversified Landscape Maintenance
4.    Advertising Agreement with The Rent Path Network
5.     Customer Service Agreement with Republic Services
6.    Service Agreement with Valet Waste, LLC

SCHEDULE 1.1(g) TO PURCHASE AND SALE AGREEMENT    Page 1
The Park at Kensington

SCHEDULE 4.1
TO PURCHASE AND SALE AGREEMENT
DUE DILIGENCE DOCUMENTS

[provided via Dropbox or other online document depository]
Critical Items:

(1)Monthly income statements for the Property beginning December 2016 and through date of sale;

(2)Monthly bank statements for the Property beginning December 2016 through date of sale;

(3)Reconciliations to aforementioned bank statements;

(4)	Monthly rent rolls for December 2016 through month of sale; including the rent roll as of December 31, 2017.

(5)	Trial Balances for the years ended 2016, 2017 and last date the seller owns the Property;

(6)	Balance Sheet at 12/31/16, 12/31/17, and the last month the seller owns the Property;

(7)
Accounts payable and accounts receivable detail listing/aging report at 12/31/16, 12/31/17 and the last month the seller owns the Property, plus accrued expense schedule as of both 12/31/16 and 12/31/17;

(8)	Check registers, payables registers, and all related invoices for January 2017, February 2017, January 2018, and February 2018;

(9)	Copy of management agreement;

(10)	General Ledger for 2017 (full year) and 2018 (thru date of sale);

(11)	Copies of all insurance invoices for past 12 months;

(12)	Copies of all real estate tax bills for 2016 and 2017 as well as any assessments or tax bills for 2018;

(13)	Personal property tax returns with all supporting documents;

(14)	Contact person at the property management company or Seller (e.g. CFO or Controller) with whom the auditors can discuss internal control procedures and

SCHEDULE 4.1 TO PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

walkthrough financial information; this person should be made available during the due diligence period.

(15)Standard Lease form with respect to the Property;

(16)Copies of all property utility bills for past 12 months;

(1)
On-site access to make copies of all current Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files; as well as all leases that were in effect during any time in 2017 and 2018.

Other Items:
(2)    Copies of all utility contracts if applicable;

(3)    Current resident ledger report as well as a report on the date of sale;

(4)    Current notices to vacate report;

(5)    A schedule of all tenant deposits in the form customarily utilized by Seller;

(6)    Contracts relating to the maintenance and operation of the Property and access at the Property to all maintenance and service logs for the Property;

(7)    To the extent available at the property, copies of or access to any and all site plans, as-built, boundary and topographical surveys of the Property, zoning reports, soil and compaction studies or tests for the Property, architectural drawings, plans and specifications with respect to the Property;

(8)    Insurance loss runs during the period of Seller’s ownership of the Property;

(9)    Most recent elevation certificates (if available);

(10)    To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

(11)    A list of employee units and model/office units, and employee rental and discount information;

(12)    A schedule of capital improvements completed during the period of Seller’s ownership;

(13)	Documentation related to eviction activity for the past 12 months as well as the status of all evictions currently in process;

(14)    List of all personal property to be conveyed with the Property;

SCHEDULE 4.1 TO PURCHASE AND SALE AGREEMENT        Page 2
The Park at Kensington

(15)    To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits, including the certificates of occupancy;

(16)    List of current employees of the Property and payroll;

(17)    All engineering studies, environmental reports, termite inspections or warranties, to the extent available and in the Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(18)    The Seller’s ACM plan, lead in water O&M, and other O&M plans, if any.

(19)    The most recent Title and Survey in Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(20)    Monthly occupancy and turnover percentages for 2016, 2017, and YTD 2018;

(21)    Summary of bad debt written-off in 2016, 2017, and YTD 2018; and

(22)    Copies of tenant utility billing reports (RUBS) for the past 12 months, if applicable.

SCHEDULE 4.1 TO PURCHASE AND SALE AGREEMENT        Page 3
The Park at Kensington

SCHEDULE 4.4.1(h)
TO PURCHASE AND SALE AGREEMENT
LITIGATION

1.
MWB INVESTMENTS, LLC, a Delaware limited liability company, vs. KENSINGTON VENTURES, LLC, a Florida limited liability company, and BLUE ROCK PARTNERS, LLC, a Florida limited liability company, involving a dispute amount the ultimate members of the Seller, and with the understanding that the Court has ordered the sale of the Property pursuant to the “Right to Market” issued by one of the Members.

2.
SHITAL LAMBROPOULOS vs. KENSIGNTON PROPERTY HOLDINGS, LLC, and DRIVEWAY MAINTENANCE INC., involving a personal injury claim made by the aforementioned Plaintiff, and with the understanding that said claim has been forwarded to and is currently being handled by Seller’s insurance carrier.

SCHEDULE 4.1 TO PURCHASE AND SALE AGREEMENT        Page 1
The Park at Kensington

SCHEDULE 4.4.1(i)
TO PURCHASE AND SALE AGREEMENT
RENT ROLL
[attached]

SCHEDULE 4.4.1(h) TO PURCHASE AND SALE AGREEMENT    Page 1
The Park at Kensington